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                                                                    EXHIBIT 99.1

ECOMETRY SHAREHOLDERS APPROVE MERGER TRANSACTIONS

DELRAY BEACH, Fla.--(BUSINESS WIRE)--May 22, 2002--Ecometry Corporation (Nasdaq:ECOM - News), a provider of integrated software solutions for multi-channel commerce, today announced that a majority of its shareholders voted to approve the merger of Citrus Merger Corp., a wholly owned subsidiary of Syngistix, Inc., with and into Ecometry for $2.90 per share in cash. If the conditions to the Syngistix merger are satisfied, the Syngistix merger is expected to close by May 31, 2002.

A majority of Ecometry shareholders and a majority of Ecometry shareholders other than Allan Gardner, Wilburn Smith and SG Merger Corp. further voted to approve the merger of SG Merger Corp. with and into Ecometry for $2.70 per share in cash in the event the merger transaction with Syngistix is not completed on or before May 31, 2002. If the Syngistix merger is not completed and the conditions to the SG Merger are satisfied, the SG merger is expected to close by May 31, 2002.

About Ecometry Corporation

Ecometry is a provider of multi-channel commerce solutions worldwide. The Ecometry family of products ensures customer satisfaction throughout the multi-channel shopping and buying experience. Its flagship product, Ecometry Retail Enterprise(TM), is a customer-focused, high volume suite of business applications designed to completely automate front-end and back-end operations across multiple channels. It enables retailers to acquire, retain and manage customers, suppliers and partners from one centralized database. Headquartered in Delray Beach, Florida, Ecometry's client roster includes industry-leading retailers such as Nordstrom, Time Life, Brookstone, Zales, Hickory Farms, Levenger, Nine West, Coldwater Creek, Hallmark, Urban Outfitters and Lego. For more information, visit http://www.ecometry.com

About Syngistix

Syngistix, Inc., the successor to a business founded in 1976 and headquartered in Englewood, CO, provides supply chain management software solutions for distribution enterprises. Syngistix specializes in providing low-risk migration paths from legacy systems to newer technologies. Its products include X!TE, an enterprise application suite focused on traditional distribution models and XPDT which focuses on the sell, source, ship distribution model. Customers include Georgia Pacific - UNISOURCE, Corporate Express and TruServ Canada. For more information, email info@Syngistix.com, or visit http://www.Syngistix.com

Safe Harbor

This press release contains forward-looking statements, express and implied, that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the closing of the Syngistix and SG Merger

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transactions. These forward-looking statements are neither promises nor guarantees, but involve risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including without limitation the risk that the remaining conditions to the Syngistix merger and/or the SG merger will not be satisfied, and other risk factors discussed in Ecometry's Annual Report on Form 10-K, filed on March 8, 2002 and Ecometry's other filings with the SEC.

Syngistix is a trademark of Syngistix, Inc. All other company and product names are trademarks of their respective owners.

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Contact:

     Ecometry Corporation, Delray Beach
     Martin K. Weinbaum, 561/265-2700
     Fax: 561/454-4801